Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Natural Gas Services Group, Inc. (the "Company") of our reports dated March 14, 2014, relating to the Company's financial statements and its effectiveness of internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA LLP
Houston, Texas
June 6, 2014